UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 11, 2024

Olaplex Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40860	87-1242679
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

432 Park Avenue South, Third Floor

New York, NY 10016

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 691-0776

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	OLPX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2024, Olaplex Holdings, Inc. (the “Company”) announced that the Company intends to appoint Catherine Dunleavy, age 55, as Chief Operating Officer (“COO”) and Chief Financial Officer (“CFO”) of the Company, effective as of August 13, 2024.

The Company has entered into a letter agreement (the “Offer Letter”) with Ms. Dunleavy, pursuant to which Ms. Dunleavy and the Company have agreed that she will join the Company as COO and CFO, effective as of August 13, 2024, at which time she will succeed Paul Kosturos, who has served as interim Chief Financial Officer since May 6, 2024.

Ms. Dunleavy served as President of the travel lifestyle brand Away from November 2022 until May 2024 and as Chief Financial Officer from October 2020 until November 2022. Prior to joining Away, Ms. Dunleavy spent three years at Nike, from April 2017 until October 2020, serving as Divisional Chief Financial Officer. Prior to joining Nike, she spent 16 years at Comcast and NBCUniversal, where she served in numerous roles, including Chief Financial Officer of the Cable Entertainment Group and Executive Vice President, Content Distribution. She began her career at General Electric.

The Offer Letter provides for (i) an annual base salary of $675,000; (ii) an annual bonus opportunity with a target of 50% of her annual base salary and with the actual amount of such bonus based upon achievement of certain individual and Company performance goals; and (iii) reimbursement of up to $10,000 for legal fees incurred in the negotiation of the Offer Letter and related documentation.

The Offer Letter provides that Ms. Dunleavy will be granted two new hire equity grants consisting of restricted stock unit awards with values approximately equal to $1,500,000 and $500,000, respectively, on the grant date based on the closing price of a share of the Company’s common stock, par value $0.001 per share (“Common Stock”) on the grant date (the “New Hire RSU Awards”). The New Hire RSU Awards will vest as to twenty-five percent (25%) on each of the first four (4) anniversaries of the grant date, and, solely with respect to the $500,000 grant as referenced above, as to one-hundred percent (100%) in the event of a change in control of the Company (as defined in the applicable award agreement), in each case, subject to Ms. Dunleavy’s continued employment through the applicable vesting date. Beginning in 2025, Ms. Dunleavy will be eligible for annual equity awards of the Company with a target aggregate grant date value of not less than $1,500,000, subject to the approval of the Company’s board of directors (the “Board”) (or the compensation committee of the Board).

As a condition to the grant of the New Hire RSU Awards, Ms. Dunleavy must sign a restrictive covenant agreement providing for perpetual confidentiality and assignment of intellectual property obligations and non-competition and non-solicitation obligations during Ms. Dunleavy’s employment and for a period of twenty-four (24) months following termination of her employment.

The Offer Letter also provides that if Ms. Dunleavy’s employment is terminated by the Company without cause or if Ms. Dunleavy terminates her employment with the Company for good reason (as such terms are defined in the Offer Letter), she will be entitled to receive (i) continued payment of her base salary for twelve (12) months following her termination of employment; (ii) a COBRA subsidy for the same time period; and (iii) payment of any earned but unpaid prior year annual bonus, paid when annual bonuses are paid to senior executives of the Company generally (the “Prior Year’s Bonus”). The severance benefits are subject to Ms. Dunleavy’s execution of a separation agreement and general release of claims in favor of the Company and her continued compliance with her restrictive covenant obligations.

If Ms. Dunleavy’s employment is terminated due to her death or disability, she will be entitled to receive the Prior Year’s Bonus.

Ms. Dunleavy and the Company will enter into an indemnification agreement in substantially similar form as Exhibit 10.2 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 29, 2024.

This Current Report on Form 8-K contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about the anticipated leadership transition, including the expected date thereof. Each forward-looking statement is subject to risks and uncertainties that could cause actual events to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the possibility that the leadership transition does not occur as anticipated for any reason or on the expected timing and the risks listed under the heading “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2024, and in the Company’s subsequent SEC filings. These forward-looking statements speak only as of the date of this Current Report on Form 8-K, and the Company undertakes no obligation to update these forward-looking statements.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: July 11, 2024	Olaplex Holdings, Inc.

	By:	/s/ Amanda Baldwin
	Name:	Amanda Baldwin
	Title:	Chief Executive Officer